FOR IMMEDIATE RELEASE

Contact:	StateFed Financial Corporation	Liberty Bank
	Randall C. Bray	Russell G. Olson
	Chairman and President	President & C.E.O.
	Clive, Iowa	West Des Moines, Iowa
	(515) 223-8484	(515) 457-6332

Liberty Bank to Acquire StateFed Financial Corporation

              WEST DES MOINES, Iowa, (November 18, 2003) - Liberty Bank FSB, a subsidiary of Liberty Banshares, and StateFed Financial Corporation (NASDAQ: SFFC), the holding company for State Federal Savings & Loan Association of Des Moines today announced the execution of a definitive agreement providing for the acquisition of StateFed by Liberty.

               The proposed transaction calls for StateFed stockholders to receive $13.47 in cash for each share of StateFed common stock. The price represents a premium of 27.3 percent to the company's tangible book value and amounts to a 6.4-percent premium on core deposits. The transaction, valued at approximately $17.6 million, has been approved by the boards of directors of both companies and is expected to close during the first quarter of 2004 after receiving approval from bank regulatory authorities and StateFed stockholders.

               "When we formed Liberty, we promised smart, aggressive growth combined with local decision-making and responsiveness," said William A. Krause, chairman of the board of Liberty. "In addition to gaining a loyal customer base, the acquisition of State Federal jump starts our plans to build a presence in downtown, expand into the established neighborhoods of Des Moines and increase our locations in the fast-growing western suburbs."

               When the transaction is complete, Liberty will double its number of offices and deposits in the metro area. State Federal customers will increase their access and convenience to financial services with six offices in Greater Des Moines. In total, they will be able to conduct their banking in 17 offices in 10 communities across Iowa, from Dubuque to Council Bluffs.

               "Our objectives for serving our customers and stockholders ultimately center on providing value. We entered into this transaction mindful and sensitive of these obligations," said Randall C. Bray, chairman and president of StateFed. "The sale delivers immediate value to our stockholders with a premium to book value. As important, however, our customers gain the opportunity to do business with a successful, local organization that possesses greater resources and size for meeting their financial needs today and in the future."

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             Before approving the transaction, StateFed's board of directors consulted financial advisor, Keefe, Bruyette & Woods, Inc. The firm issued an opinion stating that the per-share price to be received is fair from a financial point of view to StateFed stockholders.

            "This transaction accomplishes three important objectives for Liberty and the customers of State Federal," noted Russell G. Olson, president and chief executive officer of Liberty. "It enhances the strength and presence of Liberty in Greater Des Moines, creates more access and convenience for State Federal customers and helps to achieve the critical mass that opens the door for new service offerings and product development for the customers of both banks."

             Although both institutions are chartered as federal savings banks, their business approaches have led them into different market segments. Olson and Bray noted that State Federal focuses on the retail market, while Liberty has primarily engaged in commercial banking.

             "We have very little overlap and duplication in offices, personnel and expertise, so we expect a smooth transition with no reduction in employment," Bray said.

             Founded in 1926, State Federal provides full-service banking from three locations in Greater Des Moines. The company is one of the oldest independent thrifts in Central Iowa. As of September 30, 2003, on a consolidated basis, StateFed had $71.4 million in deposits, $94.7 million in total assets, and $13.8 million in stockholders' equity.

             Liberty Bank, one of the fastest growing banks in Iowa, has $480 million in assets. Liberty Bank, an Iowa based full service community bank, is a subsidiary of Liberty Banshares, Inc. located in West Des Moines, Iowa. Backed by 67 successful business leaders as investors, Liberty Bank has locations in Arnolds Park, Cedar Rapids, Council Bluffs, Dubuque and East Dubuque, Garner, Granger, Grundy Center, Iowa City, Iowa Falls, Klemme, Urbandale and West Des Moines.

             Except for historical information contained herein, the matters contained in this news release and other information in StateFed's SEC filings may express "forward-looking statements" that involve risk and uncertainties, including statements that are other than statements of historical facts. These risks and uncertainties include the ability of StateFed to obtain stockholder approval, the ability of the parties to obtain regulatory approval and the satisfaction of the closing conditions. StateFed wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Readers are advised that various factors, including but not limited to - changes in law, regulations or generally accepted accounting principles; StateFed's competitive position within their market areas; increasing consolidation within the banking industry; unforeseen changes in interest rates; any unforeseen downturns in the local, regional or national economies - could cause StateFed's actual results or circumstances for future periods to differ materially from those indicated or projected.

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             StateFed does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. In view of these considerations, investors should not place undue reliance on the predictive value of the forward looking statements made in this press release.

             StateFed will be filing relevant documents concerning the merger with the Securities and Exchange Commission (SEC), including a proxy statement which will be sent to the stockholders of StateFed seeking their approval of the proposed merger. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT STATE FED, THE PROPOSED BUSINESS COMBINATION AND RELATED MATTERS. Investors will be able to obtain the documents (when they are filed) free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by StateFed will be available free of charge from the Secretary of StateFed at 13523 University Avenue, Clive, Iowa 50325, telephone (515) 223-8484. STATEFED INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

             StateFed, Liberty and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from StateFed stockholders to approve the merger. Information about these participants may be obtained through the SEC's web site from the Annual Report on Form 10-K filed with the SEC by StateFed on September 29, 2003. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed merger when it becomes available.

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Attachment: Fact Sheet

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TRANSACTION FACT SHEET

	State Federal	Liberty Bank

FORMED	1926	1972

Acquired by Iowa-based investor group in 1998.

CHARTER	Federal savings bank	Federal savings bank

MARKETS	Greater Des Moines	State of Iowa, western Illinois

ASSETS	$94.7 million	$480 million

DEPOSITS	$71.4 million	Total: $395 million
Iowa: $328 million
DSM: $67 million

LOANS	$80.2 million	$421million

GREATER DES MOINES LOCATIONS	Clive: 13523 University Ave. Drake: 4018 University Ave. Downtown: 700 Walnut, Suite 203	WDM: 6139 Ashworth Rd. 6400 Westown Pkwy. Urbandale: 3800 100 Street Granger: 1904 State Street

EMPLOYEES	31	140

CEO	Randall C. Bray	Russell G. Olson

CORPORATE STRUCTURE	Publicly traded, listed on the NASDAQ SmallCap Market under the symbol SFFC	Owned by 67 investors, many of whom live and work in Des Moines

STOCK PRICE	52-week high = $12.65 52-week low = $11	NA

BOOK PRICE	$10.58 per share	NA

TRANSACTION STRUCTURE	Cash buyout of 100 percent of StateFed Financial Corporation's stock for $13.47 per share. The value of the transaction amounts to $17.4 million

TIMELINE	Expected to be completed in the first quarter of 2004 after receiving approval from StateFed shareholders and regulatory authorities.

End.